LIMITED LIABILITY COMPANY AGREEMENT
OF
CSC Holdings, LLC

     LIMITED LIABILITY COMPANY AGREEMENT of CSC Holdings, LLC (“LLC”), dated as of November 10, 2009.

     WHEREAS, Cablevision Systems Corporation, a Delaware corporation (“Cablevision”) has converted (the “Conversion”) its wholly owned subsidiary, CSC Holdings, Inc. (“CSC”), into a limited liability company pursuant to the provisions of Section 18-214 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et. seq., as amended from time to time (the “Delaware Act”), and Section 266 of the Delaware General Corporation Law, 8 Del. C. §§ 101 et. seq. (the “DGCL”);

     WHEREAS, Cablevision desires this Agreement shall be the limited liability company agreement of LLC; and

     WHEREAS, certain terms shall have the meanings assigned in Section 9.5 hereof;

     NOW, THEREFORE, the parties hereto agree as follows:

Section I

GENERAL PROVISIONS

1.1. Formation and Organization

     1.1.1. Name. The name of LLC is “CSC Holdings, LLC”. The business of LLC may be conducted under any other name deemed necessary or desirable by the Board of Directors in order to comply with local law.

     1.1.2. Organization. LLC was formed on November 10, 2009 by the filing of a Certificate of Conversion and a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Delaware Act, by an authorized person (such filings being hereby ratified and confirmed in all respects). LLC constitutes a continuation of CSC. As provided in the Delaware Act, the existence of LLC is deemed to have commenced on December 3, 1985, the date that CSC was organized under the laws of the State of Delaware. As provided in the Delaware Act and the DGCL, the Conversion will not affect any rights, privileges, powers and interests, or debts, liabilities and duties of CSC prior to the Conversion all of which will be those of LLC upon the Conversion. Effective as of the time of the Conversion, (i) the certificate of incorporation of CSC and the by-laws of CSC, each in effect on the date hereof, are replaced and superseded in their entirety by this Agreement in respect of all periods beginning on or after the Conversion, (ii) all of the shares of capital stock in CSC issued and outstanding immediately prior to the Conversion are converted to the same number of limited liability company interests in LLC as set forth in Section 1.1.3, and the sole stockholder of CSC immediately prior to the Conversion is automatically admitted to LLC as the sole member of LLC upon its execution of this Agreement, and (iii) all certificates evidencing shares of capital stock in CSC issued by CSC and outstanding immediately prior to the Conversion shall be surrendered to LLC and shall be canceled on the books and records of CSC. As further provided in the DGCL, (a) the Conversion does not constitute a dissolution of CSC, (b) LLC is deemed to be the same entity as CSC, (c) all rights of creditors and all liens on all property of CSC are preserved unimpaired and all debts, liabilities and duties of CSC remain attached to LLC and may be enforced against LLC to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and (d) the rights, privileges, powers and interests in property of CSC as well as the debts, liabilities and duties of CSC shall not be deemed as a consequence of the Conversion to have been transferred to LLC.

     1.1.3. Conversion; Initial Member. Effective on the date hereof, pursuant to a resolution of the Board of Directors of CSC and the written consent of Cablevision, which was the sole stockholder of CSC at the effective time of the Conversion, (a) all of the issued and outstanding shares of capital stock of CSC (consisting of 14,432,750 shares of common stock, par value $0.01 per share) were, by virtue of the Conversion and without any further action, converted into the same number of LLC Interests, and (b) Cablevision upon its execution of this Agreement was admitted as the sole Member of LLC. Immediately following the effective time of the Conversion, any certificate evidencing any shares of capital stock of CSC is deemed null and void.

1.2. Place of Business and Office; Registered Agent

     LLC shall maintain a registered office in the State of Delaware at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, DE 19808, or such other place as the Board of Directors may determine. The principal place of business of LLC shall be at 1111 Stewart Avenue, Bethpage, NY 11714, or such other place as the Board of Directors may determine. The name and address of LLC’s registered agent in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, DE 19808. The Board of Directors may remove and replace LLC’s registered agent in the State of Delaware at their discretion.

1.3. Purpose of LLC

     LLC is organized for the purpose of engaging (directly or through subsidiary or affiliated companies or both) in any businesses or activities that may lawfully be engaged in by a limited liability company formed under the Delaware Act.

1.4. Fiscal Year

     The fiscal year of LLC (the “Fiscal Year”) for accounting and tax purposes shall be determined by the Board of Directors. Until changed by the Board of Directors, the fiscal year of LLC shall be the twelve month period ending on December 31 of each year. The Board of Directors (or any officer of LLC to whom the Board of Directors has delegated appropriate authority) shall have the authority to make all elections for tax or other purposes as the Board of Directors (or such officer) may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

1.5. Directors: Number; Appointment; Removal; Qualifications; Etc.

     1.5.1. Board of Directors. There shall initially be a Board of Directors comprised of 17 Directors, which number may be changed as determined from time to time by the Members. The persons listed on Annex A hereto as Directors are hereby designated by the Members as the initial Board of Directors of LLC. The initial Directors shall hold office until the Members acting by written consent shall effect a change in the membership of the Board. The business address of each Director shall be care of LLC at its principal executive office unless a Director notifies the secretary of LLC in writing of a different business address. Directors appointed pursuant to this Agreement shall be managers for purposes of the Delaware Act.

     1.5.2. Removal and Resignation. A Director may be removed with or without cause by the Members by providing written notice of such removal to the secretary of LLC. A Director may not otherwise be removed. A Director may resign at any time upon written notice to the secretary of LLC. If, as a result of the removal, resignation or death of any Director, a vacancy occurs in the Board of Directors, such vacancy shall be filled by the Members by written notice to the secretary of LLC of the name of the new Director who shall fill such vacancy (such notice may be included with notice of removal as provided by the first sentence in this Section 1.5.2).

     1.5.3. Assumption and Acceptance of Powers and Duties. Any Director designated pursuant to this Section 1.5 shall assume the powers, duties and obligations of a Director as provided under this Agreement and of a manager under the Delaware Act and shall be subject to the terms hereof. Any person designated as a Director shall be deemed to have agreed to accept such Director’s rights and authority hereunder and to perform and discharge such Director’s duties and obligations hereunder by performing any act in the capacity of Director hereunder (including but not limited to participating in any meeting of the Board of Directors or executing any written consent of the Board of Directors), and such rights, authority, duties and obligations hereunder shall continue until such Director’s successor is designated or until such Director’s earlier resignation or removal in accordance with this Agreement.

1.6. Members

     1.6.1. Initial Member. The initial Member of LLC shall be Cablevision Systems Corporation. Its address as of the date of this Agreement is 1111 Stewart Avenue, Bethpage, NY 11714. The initial Member shall become a Member upon the filing of the certificate of formation of LLC and the execution of this Agreement by such Member.

     1.6.2. Rights, Powers, Duties and Obligations of Members. A Member shall have the LLC Interests and other rights, powers, duties and obligations provided herein for a Member.

1.7. Liability of Members and Directors; Profits and Losses

     1.7.1. Liability of Members and Directors. No Member or Director (individually, an “LLC Party”) shall have any liability under this Agreement or under the Delaware Act except as provided herein or as required by the Delaware Act. Except as required by the Delaware Act, the debts, obligations and liabilities of LLC, whether arising in contract, tort or otherwise (including without limitation those arising as member, owner or shareholder of another company, partnership or entity), shall be solely the debts, obligations and liabilities of LLC, and no LLC Party shall be obligated personally for any such debt, obligation or liability of LLC solely by reason of being an LLC Party. The Members shall be liable to LLC only as may be required pursuant to the Delaware Act after giving effect to the provisions of this Agreement. No LLC Party shall be liable for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other LLC Party. No LLC Party shall be required to loan LLC any funds.

     1.7.2. Allocation of Profits and Losses. The Profits and Losses of LLC shall be allocated among the Members in accordance with Section IV hereof.

1.8. Limitations on Liability of Members, Directors and Officers

     Except as otherwise specifically provided in this Agreement or as specifically required by the Delaware Act, a Director of LLC shall not be personally liable to LLC or any Member for monetary damages for breach of fiduciary duty as a Director, except for liability of a Director for: (a) any breach of any duty of loyalty owed by the Director to the LLC or the Members, (b) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, or (c) any transaction from which the Director derived an improper personal benefit. Any repeal or modification of this Section 1.8 shall not adversely affect any right or protection of a Director of LLC existing at the time of such repeal or modification. To the extent that any Member, Director or officer has duties (including fiduciary duties) and liabilities relating to LLC or to a Member, (1) any such Member, Director or officer acting under this Agreement shall not be liable to LLC or to any such other Member for the Member’s, Director’s or officer’s good faith reliance on the provisions of this Agreement, the records of LLC and such information, opinions, reports or statements presented to LLC by any of LLC’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the Member, Director or officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of LLC, and (2) the Member’s, Director’s or officer’s duties and liabilities are restricted by the provisions of this Agreement to the extent that such provisions restrict the duties and liabilities of the Members, Directors or officers otherwise existing at law or in equity.

1.9. Reliance by Third Parties

     Persons dealing with LLC are entitled to rely conclusively upon the power and authority, as herein set forth, of the Directors and officers and their designees. Persons dealing with LLC are entitled to rely conclusively upon a certificate of any secretary or assistant secretary as to the incumbency of any Director, officer or other personnel of LLC.

1.10. Seal of LLC

     The Board of Directors may adopt a seal, alter such seal at its pleasure and authorize it to be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

Section II

MANAGEMENT AND OPERATIONS OF LLC

2.1. Power and Authority of Members

     The Members shall manage LLC only through the Board of Directors and the Members, in their capacity as such, shall have no authority or right to act on behalf of or bind LLC in connection with any matter.

2.2. Action by Members

     The Members may act, at their election, by the adoption of one or more resolutions at a meeting of Members or by the delivery of written consents duly executed by or on behalf of Members owning the number of LLC Interests sufficient to take the action purported to be taken. Unless otherwise provided in this Agreement or in the Delaware Act, an action by the Members shall require the approval of a Member owning a majority in number of the LLC Interests. Any Member may call a meeting of Members by delivery to all Members of notice specifying the purpose, time and location of the meeting, which notice shall be provided a reasonable time prior to the date of the meeting.

2.3. Power and Authority of Directors

     The business and affairs of LLC shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in this Agreement. The Board of Directors shall have the power on behalf and in the name of LLC to carry out any and all of the objects and purposes of LLC contemplated by Section 1.3 of this Agreement and to perform all acts which they may deem necessary or advisable in connection therewith. Notwithstanding the foregoing, and in addition to any other approval of the Members required by this Agreement or the Delaware Act, the consent of a majority in number of the LLC Interests shall be required to:

          (i)      change or reorganize LLC into any other legal form;

          (ii)     approve a merger or consolidation of LLC;

          (iii)     sell all or substantially all of the assets of LLC; or

          (iv)     dissolve LLC.

     Subject to the foregoing, the Members agree that all determinations, decisions and actions made or taken by the Board of Directors (or their designee(s)) shall be conclusive and absolutely binding upon LLC, the Members (but only in their capacity as such) and their respective successors, assigns and personal representatives.

2.4. Directors: Meetings; Committees; Delegation

     2.4.1. Annual, Special and Regular Meetings; Notice. An annual meeting of the Board of Directors shall be held at such time and place as shall be specified in a notice given by the secretary of LLC, or at such time and place as shall be fixed by the Board of Directors. At the annual meeting of the Board of Directors, the Directors shall, by resolution duly adopted by a majority of the Directors present and voting, elect a Chairman of the Board of Directors and a chief executive officer (who may be the same person as the Chairman). Regular meetings, other than the annual meeting, of the Board of Directors shall be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board of Directors. Special meetings of the Board of Directors may be called by or at the direction of the Chairman, if any, a vice chairman, if any, or the president, or of a majority of the Directors in office. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the Directors thereat. The notice of any meeting need not specify the purpose of the meeting. Any requirement of furnishing a notice shall be waived by any Director who signs a written waiver of such notice before or after the time stated therein. Attendance of a Director at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

     2.4.2. Quorum and Action. A majority of the whole Board of Directors shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the Directors in office shall constitute a quorum, provided that such majority shall constitute at least one-third (1/3) of the whole Board of Directors. Any Director may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other, and such participation in a meeting of the Board of Directors shall constitute presence in person at such meeting. A majority of the Directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the Delaware Act, the act of the Board of Directors shall be the act by vote of a majority of the Directors present at a meeting, a quorum being present. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the Delaware Act and this Agreement which govern a meeting of Directors held to fill vacancies and newly created directorships in the Board of Directors. For purposes of this Section 2.4, the use of the phrase “whole Board of Directors” refers to the total number of Directors which LLC would have if there were no vacancies.

     2.4.3. Chairman of the Meeting. The Chairman, if any and if present and acting, shall preside at all meetings of the Board of Directors; otherwise, any other Director chosen by the Board of Directors shall preside.

     2.4.4. Action in Writing. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, then in office consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

     2.4.5. Executive Committee. The Board of Directors may appoint an Executive Committee of the Board of Directors of such number of members as shall be determined from time to time by the Board of Directors. The term of office of each member of the Executive Committee shall be co-extensive with the terms of his office as Director. Any member of the Executive Committee who shall cease to be a Director shall ipso facto cease to be a member of the Executive Committee. A majority of the members of the Executive Committee shall constitute a quorum for the valid transaction of business. The Executive Committee may meet at stated times or on two days’ notice by any member of the Executive Committee to all other members, by delivered letter, by mail or by telegram. The provisions of Section 2.4.1 and 2.4.2 with respect to waiver of notice of meetings of the Board of Directors and participation at meetings of the Board of Directors by means of a conference telephone or similar communications equipment shall apply to meetings of the Executive Committee. The provisions of Section 2.4.4 with respect to action taken by a committee of the Board of Directors without a meeting shall apply to action taken by the Executive Committee. At all times whenever the Board of Directors is not in session, the Executive Committee shall have and may exercise all of the powers of said Board of Directors in the management of the business and affairs of LLC except as may be limited by the Delaware Act, and may also authorize the seal of LLC, if any, to be affixed to any papers which may require it; provided, however, that the Executive Committee may not approve any contract or transaction between LLC and one or more of its Directors or officers, or between LLC and any corporation (other than Cablevision at a time when it owns all of the outstanding membership interests in LLC), partnership, association, limited liability company or other organization in which one or more of its Directors or officers are directors of officers or have a material financial interest. The Executive Committee shall have power to make rules and regulations for the conduct to its business. Vacancies in the membership of the Executive Committee shall be filled by the Board of Directors from among the Directors at a regular meeting, or at a special meeting, held for that purpose. The Executive Committee shall elect from its own members a chairman who shall hold office during the term of his office as a member of the Executive Committee. When present he shall preside over all meetings of the Executive Committee. The Executive Committee shall also elect a secretary of the Executive Committee who shall attend all meetings of the Executive Committee and keep the minutes of its acts and proceedings. Such secretary shall be a member of the Board of Directors and, but need not, be a member of the Executive Committee. The Executive Committee shall keep minutes of its acts and proceedings which shall be submitted to the next meeting of the Board of Directors, and any action taken by the Board of Directors with respect thereto shall be entered in the minutes of the Board of Directors. The Executive Committee may hold meetings, both regular and special, either within or without the State of Delaware, as shall be set forth in the notice of the meeting or in a duly executed waiver of notice thereof.

     2.4.6. Other Committees. The Board of Directors may from time to time, by resolution adopted by affirmative vote of a majority of the whole Board of Directors, appoint other committees of the Board of Directors which shall have such powers and duties as the Board of Directors may properly determine. No such other committee of the Board of Directors shall be composed of fewer than two (2) directors. Meetings of such committees of the Board of Directors may be held at any place, within or without the State of Delaware, from time to time designated by the Board of Directors, of the committee in question. Such committees may meet at stated times on two days’ notice by any member of such committee to all other members, by delivered letter, by mail or by telegram. The provisions of Section 2.4.1 and 2.4.2 with respect to waiver of the notice of meetings of the Board of Directors and participation at meetings of the Board of Directors by means of a conference telephone or similar communications equipment shall apply to meetings of such other committees.

     2.4.7. Approval of Transactions with Dolan Affiliates. LLC shall make any investment in or advance to a Dolan Affiliate (as defined below) only if such investment or advance shall be approved by a committee of Independent Directors (as defined below) of the Board of Directors. An “Independent Director” of the Board of Directors is a director who is not an officer or director of the Dolan Affiliate which is a party to the transaction at issue and who is not an officer or employee of LLC. A “Dolan Affiliate” is Charles F. Dolan or any corporation, partnership, association or other organization owned or controlled by Charles F. Dolan provided that a Dolan Affiliate shall not include any entity which is a subsidiary of LLC.

     2.4.8. Acts of the Board of Directors. The Board of Directors may (but need not) exercise their authority hereunder by resolution. A resolution of the Board of Directors contained in the books and records of LLC shall be conclusive evidence of the act of the Board of Directors set forth therein.

2.5. Compensation of the Directors

     No Director shall be entitled to any compensation from LLC for services as a Director.

2.6. Officers

     2.6.1. Executive Officers. The directors may elect or appoint a Chairman, a chief executive officer, one or more vice chairmen, a president, a chief operating officer, one or more vice presidents (one or more of whom may be denominated “Executive Vice President” or “Senior Vice President”), a secretary, one or more assistant secretaries, a treasurer, one or more assistant treasurers, a controller, one or more assistant controllers and such other officers as they may determine. Any number of officers may be held by the same person. The initial officers of LLC are set forth in Annex B.

     2.6.2. Term of Office; Removal. Unless otherwise provided in the resolution of election or appointment, each officer shall hold office until the Board of Directors shall effect a change and until his successor has been elected and qualified. The Board of Directors may remove any officer for cause or without cause.

     2.6.3. Authority and Duties. All officers, as between themselves and LLC, shall have such authority and perform such duties in the management of LLC as may be provided in this Agreement, or, to the extent not so provided, by the Board of Directors.

     2.6.4. The Chairman. The Chairman, if any, and if present and acting, shall be involved in policymaking and strategic planning. In addition, the Chairman shall preside at all meetings of the Board of Directors; otherwise, any other director chosen by the Board of Directors shall preside. The Chairman, if any, shall have such additional duties as the Board of Directors may prescribe.

     2.6.5. Other Officers. The other officers of LLC shall have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Chairman, the chief executive officer, the president or the Board of Directors.

     2.6.6. Voting of Stocks in Other Companies. Unless otherwise ordered by the Board of Directors, the Chairman, the chief executive officer, a vice chairman, the president, the chief operating officer, a vice president, the secretary or the treasurer shall have full power and authority on behalf of LLC to attend and to act and vote at any meetings of stockholders (or other owners) of any corporation (or other entity) in which LLC may hold stock or equity interests and at any such meeting shall possess and exercise any and all of the rights and powers incident to the ownership of such stock or equity interests and which as the owner thereof LLC might have possessed and exercised if present or the Chairman, a vice chairman, the president, or a vice president may in his discretion give a proxy or proxies in the name of LLC to any other person or persons, who may vote said stock or equity interests and exercise any and all other rights in regard to it here accorded to the officers. The Board of Directors by resolution from time to time may limit or curtail such power.

2.7. Interested Parties

     2.7.1. Contracts Permitted. No contract or transaction between LLC and one or more of its Directors or officers, or between LLC and any other limited liability company, corporation, partnership, association, or other organization in which one or more of its managers, directors or officers are Directors or officers of LLC, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

     (i)     The material facts as to such Director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee of the Board of Directors, and the Board of Directors or committee of the Board of Directors in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum;

     (ii)     The material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Members; or

     (iii)     The contract or transaction is fair as to LLC as of the time it is authorized, approved or ratified by the Board of Directors, a committee or the Members.

     2.7.2. Quorum. Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee of the Board of Directors which authorizes the contract or transaction.

2.8. Books and Records

     2.8.1. Books and Records to be Kept. LLC shall keep within or without the State of Delaware: (i) correct and complete books and records of account, (ii) minutes of the proceedings of meetings of the Board of Directors and any committee thereof, and (iii) a current list of the Directors and officers and their addresses. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time.

     2.8.2. Inspection of Books and Records. Any Member, in person or by duly authorized attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose LLC’s books and records, and to make copies of extracts therefrom. A proper purpose shall mean any purpose reasonably related to such Person’s interest as a Member. In every instance where an attorney or other agent shall be the Person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing signed by the Member which authorizes the attorney or other agent to so act on behalf of the Member. The demand under oath shall be directed to LLC at its registered office in the State of Delaware or at its principal place of business.

     2.8.3. Directors’ Rights to Inspect. Any Director shall have the right to examine LLC’s books and records for a purpose reasonably related to his position as a Director.

2.9. Indemnification

     2.9.1. Third Party Actions, Suits and Proceedings. Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of LLC, (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director, officer, employee or agent of LLC or is or was serving at the request of LLC as a manager, director, officer, employee, fiduciary, or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (each of the forgoing is referred to herein as a “Covered Person”), shall be indemnified and held harmless by LLC, against all expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of LLC, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2.9.2. Actions by LLC. LLC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of LLC to procure a judgment in its favor by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a Director, officer, employee or agent of LLC, or is or was serving at the request of LLC as a manager, director, officer, employee, fiduciary or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (each a “Covered Person”) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of LLC and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to LLC unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     2.9.3. Scope. It is the intention of this Section 2.9 that LLC shall provide to the Covered Persons rights to indemnification and advancement of expenses to the fullest extent permitted by the Delaware Act, as the same may be amended and supplemented or by any successor thereto.

     2.9.4. Rights Non-exclusive. The rights to indemnification and the advancement of expenses conferred in this Section 2.9 shall (a) not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of Members or Directors or otherwise and (b) unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Covered Person.

     2.9.5. Insurance. LLC may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Covered Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not LLC would have the power to indemnify such person against such liability under this Section 2.9.

     2.9.6. Expenses. Expenses (including attorneys’ fees) incurred by a Covered Person in defending a proceeding shall be paid by LLC in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by LLC. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     2.9.7. Contract Rights. The provisions of this Section 2.9 shall be deemed to be a contract right between LLC and each Covered Person who serves in any such capacity at any time while this Section 2.9 and the relevant provisions of the Delaware Act or other applicable law are in effect, and any repeal or modification of this Section 2.9 or any other provision of this Agreement or any such law shall not affect any rights or obligations then existing with respect to any state of facts then existing (whether or not a proceeding may have been instituted at or prior to the time of any repeal or modification). The indemnification and other rights provided for in this Section 2.9 shall inure to the benefit of the heirs, executors and administrators of any person entitled to such indemnification or such other rights. Except in the case of a proceeding in which a Covered Person successfully establishes his or her right, in whole or in part, to indemnification or advancement of expenses, LLC shall indemnify any person seeking indemnification or advancement of expenses in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors.

     2.9.8. Merger or Consolidation; Other. For purposes of this Section 2.9, references to “LLC” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, and employees or agents, so that any person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 2.9 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Section 2.9, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of LLC” shall include any service as a manager, director, officer, employee or agent of LLC which imposes duties on, or involves services by, such manager, director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of LLC” as referred to in this Section 2.9.

     2.9.9. No Impact on Existing Rights. The Conversion is not intended to have, and shall not have, any adverse effect on the rights of any Covered Person (or any legal representative thereof) to indemnification or advancement of expenses by CSC pursuant to the amended and restated certificate of incorporation of CSC, the by-laws of CSC, the Delaware General Corporation Law, or otherwise.

Section III

OWNERSHIP AND CONTRIBUTIONS

3.1. Ownership

     Members collectively shall own all of the LLC Interests in LLC. LLC shall be the owner of the property and rights conveyed to it. A Member has no interest in specific LLC property, including property conveyed by a Member to LLC.

3.2. No Initial Contribution; LLC Interests

     No capital shall be contributed to LLC on its formation. Effective as of the time of the Conversion, all of the issued and outstanding shares of capital stock of CSC (consisting of 14,432,750 shares of common stock, par value $0.01 per share) were, by virtue of the Conversion and without any further action, converted into 14,432,750 LLC Interests. Additional LLC Interests may be issued from time to time with the consent of a majority in number of the LLC Interests and such additional LLC Interests shall constitute “Capital Stock” for purposes of the indentures to which LLC is a party.

3.3. Capital Accounts

     A separate account (“Capital Account”) shall be established for each Member and maintained in accordance with appropriate tax and accounting laws, rules and regulations, as determined by the Board of Directors.

3.4. Interest on Capital Contributions

     No Member shall be entitled to interest on its capital contributions or its Capital Account.

Section IV

ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocation of Profits and Losses

     Profits and Losses for any Fiscal Year shall be allocated among the Members in proportion to their respective numbers of LLC Interests.

4.2. Change in Interest

     Subject to Section VI, a change in any Member’s LLC Interests may be effected at any time pursuant to the mutual agreement of all Members. For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Directors.

4.3. Distributions

     4.3.1. Distributions to Members. Except as provided in Section 5.2.2 and Section 8.2 hereof, distributions of cash or other assets to Members shall be made in accordance with each Member’s LLC Interests, at the times determined by the Board of Directors.

     4.3.2. No Distributions in Violation of Delaware Act. Notwithstanding any provision in this Agreement to the contrary, neither LLC nor the Board of Directors on behalf of LLC may make a distribution to any Member on account of such Member’s LLC Interests if such distribution would violate the Delaware Act.

4.4. Determination of Fair Market Value

     Whenever it is necessary or desirable to determine the fair market value of the assets of LLC (whether for any purpose under this Agreement or the Delaware Act) or of LLC Interests, such fair market value shall be determined by any method selected in good faith by the Board of Directors.

Section V

DISSOLUTION AND WINDING UP

5.1. Dissolution

     LLC shall be dissolved and its affairs wound up upon the occurrence of the following events: (a) the consent of a majority in number of the LLC Interests of the Members; or (b) with the consent of a majority in number of the LLC Interests of the unaffected Members within 30 days of (i) the death, bankruptcy or dissolution of a Member, (ii) the retirement, resignation or expulsion of a Member from LLC, (iii) the transfer to another person of a Member’s LLC Interests, or (iv) any other event which terminates the continued membership of a Member in LLC.

5.2. Winding Up

     Upon dissolution of LLC, LLC’s affairs shall be wound up by the Board of Directors (as liquidating trustee). Upon the winding up of LLC, any amounts permitted to be distributed to Members (other than distributions to any Member upon resignation, interim distributions to any Member and distributions to Members in their capacity as creditors, each of which shall be distributed prior to the distribution provided for in this Section 5.2, as provided in the Delaware Act) shall be distributed to the Members in proportion to their respective positive Capital Account balances, as such balances will have been adjusted for allocations pursuant to Section IV in the Fiscal Year of dissolution.

Section VI

TRANSFER OF LLC INTERESTS

6.1. Transfer

     Subject to Section 8.2 of this Agreement, a Member may freely sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of all or any number of such Member’s LLC Interests, in its sole discretion. Any such disposition shall be effective immediately and reflected on Annex C hereto and in the books and records of LLC.

6.2. Admission of Transferee

     A person who acquires any LLC Interests shall be admitted as a Member of the LLC, with all the rights, duties and obligations accompanying such membership pursuant to this Agreement and Delaware law, immediately upon binding himself to this Agreement by executing the same or a counterpart hereof.

Section VII

ADMISSION OF ADDITIONAL MEMBERS

7.1. Admission of Additional Members

     7.1.1. Admission. With the consent of a majority in number of the LLC Interests, the Members may at any time cause LLC to admit additional Members (each an “Additional Member”). An Additional Member shall be deemed admitted as a Member upon the later of:

(a) the execution by such person of this Agreement or a counterpart hereof whereby such person agrees to be bound by the provisions of this Agreement, and

(b) the time such person is listed as a Member in the books and records of LLC.

     7.1.2. Determinations as to Additional Members. The Members shall determine what, if any, contribution the Additional Member need make and the number of such Member’s LLC Interests; provided that there shall be no change in another Member’s LLC Interests unless permitted under Section 4.2. The Members may unanimously determine that LLC Interests issued to an Additional Member or that new LLC Interests issued to an existing Member will have powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions that are different from the LLC Interests provided for herein. If the Members make such determination, this Agreement shall be amended to reflect any such determination and to set out such powers, designations, preferences, rights, qualifications, limitations and restrictions.

Section VIII

ADDITIONAL MEMBER MATTERS

8.1. Cessation of Membership

     8.1.1. Termination of Membership. A Member ceases to be a Member only by (i) the death, bankruptcy or dissolution of such Member or the retirement, expulsion or resignation of such Member from LLC or (ii) the disposition of all of such Member’s LLC Interests as permitted hereunder.

     8.1.2. Resignations and Retirements. A Member may not, without the consent of the other Members, resign or retire from LLC prior to the dissolution and winding up of LLC.

8.2. Rights of Member Upon Cessation of Membership

     Upon the cessation of membership of a Member (a “Former Member”) (other than a Member who has disposed of his interest to another person), the Former Member or its personal representative or successors shall be entitled to attempt to dispose of the Former Member’s LLC Interests to a third party (including any current Member), subject to the terms of this Agreement. Should the Former Member or its personal representative or successor be unable to dispose of the Former Member’s LLC Interests to a third party within 90 days of the Former Member’s cessation of membership in LLC, then LLC shall redeem the Former Member’s LLC Interests for the lesser of (i) the balance in the Former Member’s

Capital Account as such balance will have been adjusted for allocations pursuant to Section IV for the period up to and including such cessation and (ii) the fair market value of the Former Member’s LLC Interests (the “Redemption Payment”). Upon receipt of the Redemption Payment, neither the Former Member, its personal representative nor any of its successors shall have any claim against LLC, any Members or any designee in respect of the Former Member’s LLC Interests. The cost of any valuation of the Redemption Payment shall be borne by the Former Member, its personal representative or successors, and shall be deducted from the Redemption Payment.

8.3. Member Understandings

     Each Member, whether an initial Member or hereafter made a Member, understands that LLC has not registered the LLC Interests under the Securities Act of 1933, as amended, or under the Blue Sky or securities laws of any state, and agrees that it will not sell any of such Member’s LLC Interests unless such LLC Interests are registered under applicable securities laws or exempt pursuant to exemptions from registration thereunder. Such Member further understands that in view of the foregoing restrictions on disposition of LLC Interests, such Member will be required to bear the economic risks of this investment for an indefinite period of time.

Section IX

MISCELLANEOUS

9.1. Amendments to the Agreement

     This Agreement may not be changed or amended without the consent of all of the Members.

9.2. Governing Law; Severability

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provision.

9.3. LLC Interests Certificated; Certain Books and Records

     A Member shall be entitled to have a certificate issued by LLC to evidence such Member’s LLC Interests. LLC shall maintain, as part of the books and records of LLC, the names of the Members and the number of their respective LLC Interests. LLC books and records shall be conclusive as to the identity of the Members and the number of their respective LLC Interests.

9.4. Tax Classification

     The Members intend that LLC be treated as a disregarded entity or, if there is more than one Member, a partnership, and not as an association taxable as a corporation, for U.S. federal, state and local tax purposes; no Member will take any position inconsistent with such treatment (on any tax return or otherwise) without the prior written consent of all of the other Members.

9.5. Certain Definitions

     For purposes of this Agreement, the following terms have the following meanings:

     “Additional Member” has the meaning set forth in Section VII of this Agreement.

     “Agreement” means this Limited Liability Company Agreement as it may be amended, restated or supplemented from time to time.

     “Board of Directors” or the “Board” means the board of directors of LLC as described in Section 1.5 of this Agreement.

     “Cablevision” has the meaning set forth in the Recitals of this Agreement.

     “Capital Account” has the meaning set forth in Section 3.3 of this Agreement.

     “Conversion” has the meaning set forth in the Recitals of this Agreement.

     “Court of Chancery” means the Court of Chancery of the State of Delaware.

     “Covered Person” has the meaning set forth in Section 2.9 of this Agreement.

     “Director” means each Person elected to the Board of Directors from time to time by the Members, in his or her capacity as a manager of LLC. Each Director is hereby designated as a “manager” of LLC within the meaning of Section 18-101(10) of the Delaware Act.

     “Delaware Act” has the meaning set forth in the Recitals of this Agreement.

     “DGCL” has the meaning set forth in the Recitals of this Agreement.

     “Dolan Affiliate” has the meaning set forth in Section 2.4.7 of this Agreement.

     “Fiscal Year” has the meaning set forth in Section 1.4 of this Agreement.

     “Former Member” has the meaning set forth in Section 8.2 of this Agreement.

     “Independent Director” has the meaning set forth in Section 2.4.7 of this Agreement.

     “LLC” has the meaning set forth in the Recitals of this Agreement, except as otherwise used in Section 2.9 of this Agreement.

     “LLC Interests” shall mean a Member’s proportionate claim on the assets and liabilities of LLC represented by a number of interests and listed on Annex C adjacent to such Member’s name.

     “LLC Party” has the meaning set forth in Section 1.7.1 of this Agreement.

     “Member” means Cablevision Systems Corporation upon its execution of this Agreement and thereafter includes any person admitted to LLC as a member of LLC and shall exclude any person who ceases to be a Member.

     “Person” shall mean a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

     “Proceeding” has the meaning set forth in Section 2.9 of this Agreement.

     “Profits or Losses” means, for each Fiscal Year or other period, an amount equal to LLC’s taxable income or loss for such year or period, as determined for United States federal income tax purposes.

     “Redemption Payment” has the meaning set forth in Section 8.2 of this Agreement.

9.6. Counterparts

     This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the undersigned, as the sole Member, has hereunto set its hand as of the day and year first above written.

Cablevision Systems Corporation, as sole Member By: /s/ Michael P. Huseby
Name: Michael P. Huseby Title: Executive Vice President and Chief Financial Officer

ANNEX A

Directors of LLC

Name
Rand V. Araskog
Frank J. Biondi
Zachary W. Carter
Charles F. Dolan
James L. Dolan
Kathleen M. Dolan
Patrick F. Dolan
Thomas C. Dolan
Deborah Dolan-Sweeney
Marianne Dolan Weber
Brad Dorsogna
Charles D. Ferris
Thomas V. Reifenheiser
John R. Ryan
Brian G. Sweeney
Vincent Tese
Leonard Tow

ANNEX B

Officers of LLC

Name	Office

Charles F. Dolan	Chairman

James L. Dolan	Chief Executive Officer and President

Hank J. Ratner	Vice Chairman

Thomas M. Rutledge	Chief Operating Officer

Michael P. Huseby	Executive Vice President and Chief Financial Officer

Gregg G. Seibert	Executive Vice President

David Ellen	Executive Vice President and General Counsel

Victoria D. Salhus	Senior Vice President, Deputy General Counsel and Secretary

Wm. Keith Harper	Senior Vice President, Controller and Principal Accounting Officer

Kevin F. Watson	Senior Vice President and Treasurer

ANNEX C

LLC Interests of Members

Member	Number of LLC Interests
Cablevision Systems Corporation	14,432,750